Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Roivant Sciences Ltd.:

(1)
Registration Statement (Form S-8 No. 333-260173) pertaining to the Roivant Sciences Ltd. 2021 Equity Incentive Plan, the Roivant Sciences Ltd. Employee Stock Purchase Plan and the Roivant Sciences Ltd. Amended and Restated 2015 Equity Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-265867) pertaining to the Roivant Sciences Ltd. 2021 Equity Incentive Plan and the Roivant Sciences Ltd. Employee Stock Purchase Plan,

(3)	Registration Statement (Form S-3 No. 333-267503);

of our report dated June 28, 2023, with respect to the consolidated financial statements of Roivant Sciences Ltd. included in this Annual Report (Form 10-K) of Roivant Sciences Ltd. for the year ended March 31, 2023.

/s/ Ernst & Young LLP

Iselin, New Jersey
June 28, 2023